29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

EXHIBIT 10.12

March 11, 2020

Ronald C. Renaud, Jr.

Re:	Amendment to Employment Agreement

Dear Ron:

Reference is made to that certain Employment Agreement dated October 31, 2014 between Translate Bio, Inc. (formerly known as RaNA Therapeutics, LLC) (the “Company”), and you regarding the terms of your employment with the Company (the “Employment Agreement”). This letter agreement (the “Amendment”) confirms the agreement between the Company and you regarding an amendment to the Employment Agreement. Please note that you must sign and return this Amendment within seven (7) days of receipt to avail yourself of its terms.

1.	The following language shall be inserted as paragraphs 14, 15 and 16 of the Offer Letter.

“14. Parachute Treatment. Notwithstanding any other provision of this Agreement to the contrary, if payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company or any of its affiliates and you are considered “excess parachute payments” under Section 280G of the Internal Revenue Code (the “Code”), then such excess parachute payments plus any other payments made by the Company and its affiliates that you are entitled to receive that are considered excess parachute payments shall be limited to the greatest amount that may be paid to you under Section 280G of the Code without causing any loss of deduction to the Company under such Code Section, but only if, by reason of such reduction, the “Net After Tax Benefit” (as defined below) to you shall exceed the net after tax benefit if such reduction was not made. “Net After Tax Benefit” for purposes of this Agreement shall mean the sum of (i) the total amounts payable to you that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, less (ii) the amount of federal, state and other income taxes payable with respect to the foregoing calculated at the maximum marginal tax rate for each year in which the foregoing shall be paid to you (based upon the rate in effect for such year as set forth in the Code at the time of termination of your employment or the change in control), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described above by Section 4999 of the Code. The determination of whether payments would be considered excess parachute payments and the calculation of all the amounts referred to in this section shall be made reasonably and in good faith by the parties, provided, that if the parties cannot agree, then such determination (and supporting calculations) shall be made by attorneys, accountants, or an executive compensation consulting firm each as selected by the Company at the expense of the Company (the “280G Service Providers”). Any determination by the 280G Service Providers made in good faith shall be binding upon the Company and you.

15. Tax Acknowledgement. All forms of compensation referred to in this Agreement are subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you in order to comply with such withholding obligations and you shall be responsible for all applicable taxes with respect to such compensation. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation. You further acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the compensation set forth in this Agreement.

16. 409A Compliance. This Agreement is intended to provide payments that are exempt from or compliant with Section 409A, and should be interpreted consistent with that intent. The attached exhibit entitled “Payments Subject to Section 409A” is hereby appended to the Agreement as Attachment A and, if applicable, replaces any previous such attachment concerning the same subject matter.”

2.

This Amendment shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law that would require the application of laws of any other jurisdiction.

3.	Except as specifically provided herein, the Employment Agreement remains in full force and effect, and is not modified or amended hereby.

4.	This Amendment may be executed in counterparts by each of the signatories, each of which will be considered an original, but all of which together will constitute one agreement.

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We look forward to receiving a response from you within seven (7) days acknowledging, by signing below, that you have accepted the terms of this Amendment to your Employment Agreement.

Very truly yours,

TRANSLATE BIO, INC.

By:	/s/ Daniel Lynch
Daniel Lynch

I have read and accept the terms of this Amendment to my Employment Agreement.

Accepted and Agreed as of March 11, 2020

/s/ Ronald C. Renaud, Jr.
Ronald C. Renaud, Jr.

Attachment A

Payments Subject to Section 409A

1. Subject to this Attachment A, any severance payments that may be due under the letter agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the letter agreement, as applicable:

a.

It is intended that each installment of the severance payments under the letter agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

b.

If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

c.	If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

i.

Each installment of the severance payments due under the letter agreement that is paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section l.409A-l(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and

ii.

Each installment of the severance payments due under the letter agreement that is not described in this Attachment A, Section I (c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1 (h). Solely for purposes of this Attachment A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414( c) of the Internal Revenue Code of 1986, as amended.

3. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the letter agreement (including this Attachment) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.